Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-49218, No. 333-68301 and No. 333-51667) of Media Arts Group, Inc. of our report dated March 28, 2002, except as to Note 12 which date is April 15, 2002, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Jose, California

April 23, 2002